                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                Troy Group, Inc.
                                ----------------
                                (Name of Issuer)




                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)




                                   89733N 10 6
                                   -----------
                                 (CUSIP Number)


                                  July 21, 1999
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)
/ /  Rule 13d-1(c)
/X/  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                        ----------------
 CUSIP NO. 89733N 10 6                SCHEDULE 13G                Page 2 of 7
-----------------------                                        ----------------

--------------------------------------------------------------------------------
       1        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                Patrick J. Dirk
--------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                Not Applicable                      (a) / /

                                                    (b) / /

--------------------------------------------------------------------------------
       3        SEC USE ONLY

--------------------------------------------------------------------------------
       4        CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------

   NUMBER OF              5            SOLE VOTING POWER
    SHARES                                      0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH                 6            SHARED VOTING POWER
   REPORTING                                    5,684,857
    PERSON
     WITH       ----------------------------------------------------------------

                          7            SOLE DISPOSITIVE POWER
                                                0
                ----------------------------------------------------------------

                          8            SHARED DISPOSITIVE POWER
                                                5,684,857
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                5,684,857
--------------------------------------------------------------------------------
      10        CHECK BOX If THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES* / /
                Not Applicable

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                53.3%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*
                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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-----------------------                                        ----------------
 CUSIP NO. 89733N 10 6                SCHEDULE 13G                Page 3 of 7
-----------------------                                        ----------------

--------------------------------------------------------------------------------
       1        NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                Mary J. Dirk

--------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                Not Applicable                      (a) / /

                                                    (b) / /

--------------------------------------------------------------------------------
       3        SEC USE ONLY

--------------------------------------------------------------------------------
       4        CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------

   NUMBER OF              5            SOLE VOTING POWER
    SHARES                                      0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH                 6            SHARED VOTING POWER
   REPORTING                                    5,684,857
    PERSON      ----------------------------------------------------------------
     WITH
                          7            SOLE DISPOSITIVE POWER
                                                0
                ----------------------------------------------------------------

                          8            SHARED DISPOSITIVE POWER
                                                5,684,857
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                5,684,857
--------------------------------------------------------------------------------
      10        CHECK BOX If THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES* / /
                Not Applicable

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                53.3%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*
                IN
--------------------------------------------------------------------------------

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Item 1(a).        NAME OF ISSUER:

                  The name of the issuer is Troy Group, Inc. (the "Issuer").

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The address of the principal executive office of the Issuer is 2331 South Pullman Street, Santa Ana, California 92705.

Item 2(a).        NAME OF PERSONS FILING:

                  Patrick J. Dirk and Mary J. Dirk are collectively referred to herein as the "Reporting Persons."

Item 2(b).        ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal business address of each of the Reporting Persons is c/o Troy Group, Inc., 2331 South Pullman Street, Santa Ana, California 92705.

Item 2(c).        CITIZENSHIP:

                  The Reporting Persons are citizens of the United States of America.

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  The class of equity securities to which this Statement relates is the common stock, $.01 par value, of the Issuer (the "Common Stock").

Item 2(e).        CUSIP NUMBER:

                  The CUSIP number of the Common Stock is 89733N 10 6.

Item 3. If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the filing person is a:

                  (a)  / /  Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act").

                  (b)  / /  Bank as defined in Section 3(a)(6) of the Act.

                  (c)  / /  Insurance Company as defined in Section 3(a)(19)
                            of the Act.

                  (d)  / /  Investment Company registered under Section 8 of the
                            Investment Company Act of 1940.

                  (e)  / /  Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

                  (f)  / /  Employee Benefit Plan, Pension Fund which is subject to the
                            provisions of the Employee Retirement Income
                            Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

Item 4.           OWNERSHIP:

         (a) Amount beneficially owned: Each of the Reporting Persons beneficially own 5,684,857 shares that they hold as trustees under The Dirk Family Trust UTD March 6, 1990.

         (b)      Percent of class:  53.3%.

         (c)      Number of shares as to which the Reporting Persons have:

                  (i)    Sole power to vote or to direct the vote.....         0

                  (ii)   Shared power to vote or to direct the vote... 5,684,857

                  (iii)  Sole power to dispose or to direct the
                         disposition of...............................         0

                  (iv)   Shared power to dispose or to direct the
                         disposition of............................... 5,684,857

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable.

Item 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable.

Item 10.          CERTIFICATION:

                  Not Applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  December 13, 1999.


/s/ Patrick J. Dirk
----------------------------------
Patrick J. Dirk


/s/ Mary J. Dirk
----------------------------------
Mary J. Dirk








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